Exhibit 99.1
PACKETEER®, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
CUPERTINO, Calif. — January 31, 2008 — Packeteer®, Inc. (NASDAQ: PKTR), the global leader in high-performance, intelligent WAN Application Delivery, today announced results of operations for the fourth quarter and year ended December 31, 2007.
Net revenues for the fourth quarter 2007 were $40.9 million, compared to $42.7 million for the fourth quarter 2006, a decrease of 4%. Net revenues increased sequentially by 12% from the $36.4 million reported in the third quarter 2007. GAAP net loss for the fourth quarter 2007 was $12.2 million or $(0.34) per diluted share. This compares to fourth quarter 2006 GAAP net income of $894,000 or $0.02 per diluted share. Net revenues for the year 2007 were $144.5 million, approximately equal to $145.1 million for the year 2006. Net loss for the year 2007 was $25.9 million or $(0.72) per diluted share compared to net income of $4.9 million or $0.14 per diluted share for the year 2006.
Non-GAAP net income for the fourth quarter 2007 was $309,000 or $0.01 per diluted share, compared to non-GAAP net income for the fourth quarter 2006 of $4.7 million or $0.13 per diluted share. Non-GAAP net loss for the year 2007 was $5.0 million or $(0.14) per diluted share, compared to non-GAAP net income for the year 2006 of $21.3 million or $0.60 per diluted share. Non-GAAP net income excludes stock-based compensation, amortization of purchased intangible assets and in-process research and development, net of the related tax impact. In addition, non-GAAP net income excludes the impact of a $9.8 million charge in the fourth quarter 2007 relating to the settlement of our IRS tax examination as previously publicly disclosed on October 30, 2007. See our “Reconciliation of GAAP Net Income to Non-GAAP Net Income” for further information.
Total cash and investments at December 31, 2007 was $77.8 million compared to $79.7 million at September 30. Accounts receivable of $27.4 million at December 31, 2007 represented 62 days sales outstanding (DSO), compared to $21.8 million representing 55 DSO at September 30, 2007. Total inventories decreased to $7.7 million at December 31, 2007 compared to $8.5 million at September 30, 2007.
“We are very pleased with the business results we reported today,” said Dave Côté, President and CEO of Packeteer. “Despite a challenging start to 2007, Packeteer has unified the company behind a revised strategic vision that unites our core strengths and current market momentum. We turned the corner in the third quarter, and in the fourth quarter have continued our improvement with a sequential increase in revenue of 12% resulting in the second largest revenue quarter in our history. In addition, we were gratified to produce another quarter of improving non-GAAP operating income.”
“Our outlook for 2008 is very positive. We expect to accelerate our revenue growth and return to profitability in 2008. We plan to leverage the strong recent leadership additions to our management team, new products announced during recent months and those that will come to market later this year, dynamic new marketing initiatives, and an absolute commitment to continue to solidify and improve our overall execution in this very attractive market environment.”

A Conference Call with company management will be held January 31, 2008 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call will be available on the website until February 7, 2008. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.
About Packeteer
Packeteer (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.
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Use of Non-GAAP Financial Measures
Non-GAAP net income (loss) and net income (loss) per share discussed in this press release exclude stock-based compensation, amortization of purchased intangible assets and in-process research and development, and the related tax impact of the applicable items, as well as the impact of a charge relating to the settlement of the Company’s IRS tax examination. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. A reconciliation between the Company’s GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.
Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues
Product revenues	$28,461	$32,872	$97,784	$110,164
Service revenues	12,445	9,811	46,677	34,959

Total net revenues	40,906	42,683	144,461	145,123

Cost of revenues
Product costs	7,687	8,918	28,639	26,028
Service	3,546	3,200	14,125	10,907
Amortization of purchased intangible assets	632	635	2,536	2,150

Total cost of revenues	11,865	12,753	45,300	39,085

Gross profit	29,041	29,930	99,161	106,038

Operating expenses:
Research and development	9,792	8,594	37,542	30,646
Sales and marketing (includes amortization of purchased intangible assets of $316 for both of the three months ended December 31, 2007 and 2006, and $1,265 and $790 for the year ended December 31, 2007 and 2006, respectively)	17,984	17,872	67,906	57,889
General and administrative	4,594	4,101	16,988	13,949
In- process research and development	—	—	—	1,800

Total operating expenses	32,370	30,567	122,436	104,284

Operating income (loss)	(3,329)	(637)	(23,275)	1,754

Other income, net	833	838	3,359	3,932

Income (loss) before provision for income taxes	(2,496)	201	(19,916)	5,686

Provision (benefit) for income taxes	9,748	(693)	5,938	782

Net income (loss)	$(12,244)	$894	$(25,854)	$4,904

Basic net income (loss) per share	$(0.34)	$0.03	$(0.72)	$0.14

Diluted net income (loss) per share	$(0.34)	$0.02	$(0.72)	$0.14

Shares used in computing basic net income (loss) per share	36,202	35,725	36,007	34,848

Shares used in computing diluted net income (loss) per share	36,202	36,215	36,007	35,740

Stock-based compensation included in the costs and expense line items:

Product costs	$72	$115	$348	$414
Service costs	167	203	706	732
Research and development	818	1,367	3,670	4,372
Sales and marketing	1,186	1,463	4,278	5,242
General and administrative	658	937	2,855	3,037

Total amortization of stock-based compensation	$2,901	$4,085	$11,858	$13,797

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Non-GAAP net income (loss)	$309	$4,725	$(5,009)	$21,270

Stock-based compensation from options and employee stock purchase plan	(2,879)	(3,891)	(11,770)	(13,311)
Stock-based compensation from acquisitions	(22)	(192)	(88)	(484)
Amortization of purchased intangible assets	(949)	(952)	(3,802)	(2,941)
In-process research and development	—	—	—	(1,800)
Tax impact of above	1,092	1,204	4,610	2,170
Tax impact of IRS Settlement	(9,795)	—	(9,795)	—

GAAP net income (loss)	$(12,244)	$894	(25,854)	$4,904

Basic non-GAAP net income (loss) per share excluding amortization of purchased intangible assets, stock-based compensation and in-process research and development, net of taxes	$0.01	$0.13	$(0.14)	$0.61

Diluted non-GAAP net income (loss) per share excluding amortization of purchased intangible assets and stock-based compensation, net of taxes	$0.01	$0.13	$(0.14)	$0.60

Shares used in computing basic net income (loss) per share	36,202	35,725	36,007	34,848

Shares used in computing diluted net income (loss) per share	36,586	36,215	36,007	35,740

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
Assets:
Cash, cash equivalents and investments	$77,779	$76,557
Accounts receivable, net	27,353	31,743
Inventories	7,665	3,957
Property and equipment, net	4,962	3,968
Other assets	26,802	31,042
Goodwill and other intangible assets, net	74,342	69,701

Total assets	$218,903	$216,968

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$21,590	$28,176
Other liabilities	3,804	179
Deferred revenue	31,934	29,104

Total liabilities	57,328	57,459

Stockholders’ equity	161,575	159,509

Total liabilities and stockholders’ equity	$218,903	$216,968

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended
	December 31,
	2007	2006
Net cash (used) provided by operating activities	$(1,595)	$20,428
Net cash used in investing activities	(3,755)	(25,084)
Net cash provided by financing activities	6,636	8,075

Net increase in cash and cash equivalents	1,286	3,419

Cash and cash equivalents at beginning of period	39,640	36,221

Cash and cash equivalents at end of period	40,926	39,640

Investments	36,853	36,917

Total cash, cash equivalents and investments	$77,779	$76,557